                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             EXPIRES: FEBRUARY 1, 1999
--------                                            ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or
     ZAPATA CORPORATION                       Statement                     Trading Symbol
----------------------------------------      (Month/Day/Year)              ZAP.COM CORPORATION (ZPCM)
     (Last)     (First)     (Middle)              11/12/99               ------------------------------------
     100 MERIDIAN CENTRE, SUITE 350        ----------------------------  5. Relationship of Reporting         6. If Amendment, Date
----------------------------------------   3. IRS or Social Security        Person to Issuer                     of Original
             (Street)                         Number of Reporting           (Check all applicable)              (Month/Day/Year)
     ROCHESTER, NEW YORK       14618          Person (Voluntary)         ----- Director     X     10% Owner
--------------------------------------     ----------------------------  ----- Officer    -----   Other (specify
      (City)      (State)      (Zip)                                     (give title below)             below)
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 COMMON STOCK, PAR VALUE $.001                   48,972,258                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (3/91)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:
                                                                                     ZAPATA CORPORATION
                                                                                     /s/ AVRAM GLAZER                     12/22/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                     Name:  Avram Glazer
Note: File three copies of this Form, one of which must be manually signed.          Title: President & CEO                   Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                            SEC 1473 (3/91)
